Exhibit 99.1
Letter to Islet Sciences, Inc. (ISLT) Shareholders From CEO James Green

RALEIGH, NC--(Marketwired - Dec 12, 2013) - Islet Sciences, Inc. (OTCBB: ISLT) (OTCQB: ISLT)

Dear Islet Shareholder,

It is with great pleasure that I begin to communicate with our shareholders about the future of Islet Sciences, Inc. (OTCBB: ISLT) (OTCQB: ISLT) (the "Company" or "Islet"). Dr. Wilkison, Islet's COO, and I have been working together for several years at both GlaxoSmithKline and BHV Pharma, and are now excited to have joined the team at Islet. While our vision is long term, expectations for near-term success are high. In recent months, our Company has faced significant challenges. But the commitment from your Board to see Islet through these difficult times has been unwavering. The Board's efforts on this front are a clear testament to the Company's pipeline and its potential to positively impact the lives of patients suffering from diabetes.

We are committed to building our brand of translating great science into value by changing the way clinicians and their patients think about the diagnosis and treatment of metabolic disease. Metabolic diseases, diabetes in particular, are unfortunately a growth market with vast unmet needs. On the one hand we still do not fully understand the mechanism behind the onset of type 1 diabetes where the result of an autoimmune dysfunction leads to a lifetime of exogenous insulin dependence. On the other, social and demographic trends associated with every-day life continue to contribute to the rapid worldwide growth in incidence rates of type 2 diabetes. The work that we do is important because the growing population of diabetic patients is in need of new, more effective, and better tolerated treatments.

Our mission is to pursue near-term value generating catalysts while challenging ourselves to think long-term and develop a sustainable business model. Our daily efforts will focus on patients and their doctors, to better understand their needs and deliver to them actionable commercial solutions in a way that is efficient for shareholders.

So you can expect to begin seeing some changes fairly shortly. Not necessarily in our scientific focus, but in the way we approach the business of being the best company we can be. We hope to create shareholder value every day and ultimately position Islet as a recognized leader in the development of therapeutics and diagnostics for the treatment and care of patients with metabolic disease. Some recent changes we have made that are directed at increasing shareholder value are as follows:

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In November we conducted the Company's first ever formal portfolio review of all development programs. During this process, we enlisted the help of an external panel of highly skilled experts in various scientific and pharmaceutical fields. This review provided clarity and vision for how best to move each program forward while stimulating creative ideas for additional opportunities to explore.

●	We are consolidating operations centrally under a one-company/one-pipeline strategy as we move away from independently managed programs.

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The Company has begun to address deficiencies in its internal control structure by instituting more rigorous controls and hiring another member of the finance team in support of our Chief Financial Officer.

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Important steps have been taken to solidify all of the Company's relationships with key partner organizations. This work is ongoing but we believe these relationships are strong and mutually committed.

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We have also initiated business development initiatives aimed at partnering for the strategic development of existing programs as well as in-licensing additional programs. The Company has ongoing negotiations with multiple parties and we are excited about what we see on the horizon and what these efforts may eventually mean for Islet.

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Lastly, we have begun the process of transitioning the company's headquarters to Research Triangle Park, NC ("RTP"), one of the country's top life sciences industry clusters. RTP has an active ecosystem of pharmaceutical and biotech companies, including the country's greatest concentration of clinical research organizations, and is surrounded by three prominent research universities.

This transition period will continue to be challenging in the near term. But with the commitment from your Board and management, and the support of our partners, I am confident that the Islet of the not so distant future will look and feel dramatically different from where we are today. I am excited to be a part of Islet Sciences and am confident this transition will lead to a bright future for our Company.

James Green

CEO, Islet Sciences, Inc.

About Islet Sciences

Islet Sciences is a biopharmaceutical company developing novel technologies for the diagnosis and treatment of patients suffering from metabolic diseases. For more information: www.isletsciences.com

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements for Islet Sciences, Inc. reflect current expectations, as of the date of this press release, and involve certain risks and uncertainties. Actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the risks described in the Islet Science, Inc.'s reports filed with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside of the Company's control.

Contact:

Investor Relations
Islet Sciences, Inc.
8601 Six Forks Rd, Suite 400
Raleigh, NC 27615
919.480.1518
info@isletsciences.com